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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:  Richard M. Spaulding                John P. Mitchell
          Banyan Systems Incorporated         Banyan Systems Incorporated
          (508) 871-2271                      (508) 871-2271


             BANYAN SYSTEMS RECEIVES $10 MILLION EQUITY INVESTMENT
                           FROM HARBOURVEST PARTNERS

NETWORKING SOFTWARE AND SERVICE PROVIDER TO USE NEW CAPITAL FOR EXPANSION OF ITS
             GROWING SWITCHBOARD, SERVICES AND INTRANET INITIATIVES

     WESTBORO, MA, MARCH 5, 1998 - Banyan Systems Incorporated (NASDAQ: BNYN), a leading provider of networking software and services, today announced that it has reached agreement on a $10.0 million equity investment from HarbourVest Partners, one of the largest private equity investment firms in the world.

     Under the terms of the agreement, HarbourVest is privately purchasing 263,158 shares of Series A convertible preferred Banyan stock at a price of $38.00 per share, which represents, at a conversion rate of 10 common shares for each Series A convertible preferred share, a 13 percent ownership interest in the Company. Banyan also has granted to HarbourVest warrants to acquire 65,790 shares of Series B convertible preferred Banyan Stock and 65,790 shares of Series C convertible preferred Banyan stock at an exercise price of $45.00 and $50.00 per share, respectively, at the same 10-to-1 conversion rate. Banyan retained BT Alex. Brown to assist the Company with this investment.

     The Company also announced that Robert M. Wadsworth, managing director of HarbourVest Partners, has been elected to its Board of Directors, increasing the number of directors on Banyan's Board from seven to eight.

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BANYAN-HARBOURVEST PARTNERS/2

     William P. Ferry, Banyan's chairman and chief executive officer, stated, "HarbourVest's $10 million investment in Banyan validates our progress and the importance of our achievements in rebuilding the Company over the past year, and represents a strong endorsement of our plans to rejuvenate the business. In addition to further strengthening our financial position, this investment provides us with a strategic, long-term financial partner."

     Ferry added, "We plan to utilize this new capital to support the growth of our Internet subsidiary, Switchboard Inc., and the expansion of our services business and intranet software initiatives. Switchboard, the Internet's leading directory service, expects to capitalize on its position as one of the Internet's ten most frequently visited sites and accelerate its revenue growth by expanding its investment in activities to increase traffic and grow its advertising base. Additionally, I believe that this agreement brings the resources to Banyan necessary to deliver a broader range of directory-based intranet offerings and comprehensive consulting, integration and support services that appeal to both current and prospective customers."

     Rob Wadsworth of HarbourVest Partners, commented, "HarbourVest has a highly successful and recognized track record of investing in technology companies that possess potential to return significant value. In Banyan, we see a company that has done an outstanding job of stabilizing its business, assembling a strong management team, and implementing highly attractive, market-driven initiatives for long-term, profitable growth. I look forward to participating on Banyan's Board to

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help the Company build on the momentum it has created and achieve its goal of creating greater shareholder value."

BANYAN-HARBOURVEST PARTNERS/3

     The Company noted that each of the above forward-looking statements was subject to change based on various important factors, including, without limitation, the plans for the Company's business and the impact of the Company's increased investment in its Switchboard, professional services and intranet solutions initiatives. These factors were subject to change based on various important factors including competitive actions in the marketplace, buying trends by businesses, the success of the Company's new Year 2000 Readiness program and consulting services, and the ability of Switchboard to expand its revenues. Further information on potential factors which could affect the Company's financial results are included in the Company's Form 10-K for the 1996 fiscal year, which was filed with the SEC at the end of March 1997, and in the Company's Form 10-Q for the period ended September 30, 1997, which was filed with the SEC in November 1997.

ABOUT BANYAN SYSTEMS INCORPORATED:

Over eight million business users, including over half the Fortune 1000, depend on Banyan technology and solutions. Banyan Systems (NASDAQ:BNYN) is a pioneer and leader in providing proven, standards-based networking directory and messaging products. Coupled with professional and support services, these unique offerings provide solutions to help people communicate simply and easily across enterprise networks, intranets and the Internet. Founded in 1983 and headquartered in Westboro, Massachusetts, USA, the Company markets products worldwide through authorized network integrators, resellers and international distributors. Banyan can be reached on the World Wide Web at http://www.banyan.com.


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